UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               SCHEDULE 13G

                UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 02 )*


                                 Islands Bancorp
                ----------------------------------------------
                                 (Name of Issuer)

                                  Common Stock
                ----------------------------------------------
                          (Title of Class of Securities)

                                   464583 10 3
                ----------------------------------------------
                                  (CUSIP Number)

                               September 16, 2005
                ----------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]   Rule 13d-1(b)
                              [ ]   Rule 13d-1(c)
                              [X]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on the following page(s))


CUSIP No. 464583 10 3                    13G

ISLANDS BANCORP
CUSIP No. 464583 10 3                    13G

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Carl E. Lipscomb
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [ ]
          (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
-------------------------------------------------------------------------------
                   5     SOLE VOTING POWER
NUMBER OF                    23,639
SHARES             ------------------------------------------------------------
BENEFICIALLY       6     SHARED VOTING POWER
OWNED BY                     19,800
EACH               ------------------------------------------------------------
REPORTING          7     SOLE DISPOSITIVE POWER
PERSON                       23,639
WITH               ------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                             19,800
-------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          43,439
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
          [ ]
-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.5%
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
          IN
-------------------------------------------------------------------------------

Item 1(a).  Name of Issuer.
---------   --------------

               Islands Bancorp

Item 1(b).  Address of Issuer's Principal Executive Offices.
---------   -----------------------------------------------

               2348 Boundary Street, Beaufort, SC, 29902

Item 2(a).  Name of Person Filing.
---------   ---------------------

               Carl E. Lipscomb

Item 2(b).  Address of Principal Business Office or, if none, Residence.
---------   -----------------------------------------------------------

               12 Turnberry Way, Bluffton, SC, 29910

Item 2(c).  Citizenship.
---------   -----------

               United States

Item 2(d).  Title of Class of Securities.
---------   ----------------------------
               Common Stock

Item 2(e).  CUSIP Number.
---------   ------------

               464583 10 3

Item 3.     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b)
------      -----------------------------------------------------------------
            or (c), check whether the person filing is a:
            --------------------------------------------

               Not applicable

Item 4.     Ownership.
------      ---------

            (a)  Amount Beneficially Owned:

                 43,439

            (b)  Percent of Class:

                 6.5%

            (c)  Number of Shares as to Which Such Person has:

                 (i)   sole power to vote or to direct the vote: 23,639
                 (ii)  shared power to vote or to direct the vote:  19,800
                 (iii) sole power to dispose or to direct the disposition of:
                       23,639
                 (iv)  shared power to dispose or to direct the disposition of:
                       19,800

Item 5.     Ownership of Five Percent or Less of a Class.
------      --------------------------------------------

               Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
------      ---------------------------------------------------------------

               Not applicable

Item 7.     Identification and Classification of the Subsidiary Which Acquired
------      ------------------------------------------------------------------
            the Security Being Reported on by the Parent Holding Company.
            ------------------------------------------------------------

               Not applicable

Item 8.     Identification and Classification of Members of the Group.
------      ---------------------------------------------------------

               Not applicable

Item 9.     Notice of Dissolution of Group.
------      ------------------------------

               Not applicable

Item 10.    Certification.
-------     -------------

               Not applicable

                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2006                   /s/Carl E. Lipscomb
                                          -------------------------------
                                          Carl E. Lipscomb

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. Section 1001).